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                                                                   EXHIBIT 24.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this Annual Report on Form 10-K for the period ended December 31, 1996, and to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 2-77496, 33-10631, 33-82560 and 333-19265) and Form S-3 (File No. 333-02001) of our report dated March 21, 1997 (except for Note 8 and Note 14, for which the dates are April 10, 1997 and April 6, 1997, respectively) on our audits of the consolidated balance sheets of International Remote Imaging Systems, Inc. and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996.

/s/ Coopers & Lybrand L.L.P.

Los Angeles, California
April 11, 1997